                                                  ------------------------------
                                                          OMB APPROVAL
                                                  ------------------------------
                   UNITED STATES                  OMB Number:       3235-0145
        SECURITIES AND EXCHANGE COMMISSION        Expires:    October 31, 2002
              WASHINGTON, D.C. 20549              Estimated average burden
                                                  hours per response....14.90
                                                  ------------------------------

                                  SCHEDULE 13D
                                 (RULE 13D-101)


INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a) (AMENDMENT NO. 1)(1)

                            Catalina Lighting, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                          (Title Class of Securities)

                                  148865-10-8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

          Rodger R. Krouse                  David A. Gerson, Esquire
          Marc J. Leder                     Morgan, Lewis & Bockius LLP
          Sun Capital Partners, LLC         One Oxford Centre
          5200 Town Center Circle           Thirty-Second Floor
          Suite 470                         Pittsburgh, Pennsylvania 15219-6401
          Boca Raton, Florida 33486         (412) 560-3300
          (561) 394-0550
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  July 23, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box
|_|.

         NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.


---------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (03/00)

CUSIP No. 148865-10-8                   13D                       Page 2 of 10

------------- -----------------------------------------------------------------
1.            NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION OF ABOVE PERSON

              Sun Catalina Holdings, LLC
------------- -----------------------------------------------------------------
2.            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) [   ]
                                                                    (b) [   ]
------------- -----------------------------------------------------------------
3.            SEC USE ONLY


------------- -----------------------------------------------------------------
4.            SOURCE OF FUNDS*

              AF
------------- -----------------------------------------------------------------
5.            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2(E)                                      |_|

------------- -----------------------------------------------------------------
6.            CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------- -----------------------------------------------------------------
                    7.     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY            13,839,912
  OWNED BY EACH     -----------------------------------------------------------
 REPORTING PERSON   8.     SHARED VOTING POWER
       WITH
                    -----------------------------------------------------------
                    9.     SOLE DISPOSITIVE POWER

                           12,394,770
                    -----------------------------------------------------------
                    10.    SHARED DISPOSITIVE POWER

------------- -----------------------------------------------------------------
11.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              13,839,912
------------- -----------------------------------------------------------------
12.           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
              EXCLUDES CERTAIN SHARES*                                   |_|
------------- -----------------------------------------------------------------
13.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              70.0%
------------- -----------------------------------------------------------------
14.           TYPE OF REPORTING PERSON

              PN
------------- -----------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 148865-10-8                   13D                       Page 3 of 10

------------- -----------------------------------------------------------------
1.            NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION OF ABOVE PERSON

              Sun Capital Partners II, L.P.
------------- -----------------------------------------------------------------
2.            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]
                                                                    (b) [   ]
------------- -----------------------------------------------------------------
3.            SEC USE ONLY

------------- -----------------------------------------------------------------
4.            SOURCE OF FUNDS*

              WC
------------- -----------------------------------------------------------------
5.            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2(E)                                      |_|

------------- -----------------------------------------------------------------
6.            CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------- -----------------------------------------------------------------
                    7.         SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY
  OWNED BY EACH     -----------------------------------------------------------
 REPORTING PERSON   8.         SHARED VOTING POWER
       WITH
                               13,839,912
                    -----------------------------------------------------------
                    9.         SOLE DISPOSITIVE POWER

                    -----------------------------------------------------------
                    10.        SHARED DISPOSITIVE POWER

                               12,394,770
------------- -----------------------------------------------------------------
11.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              13,839,912
------------- -----------------------------------------------------------------
12.           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
              EXCLUDES CERTAIN SHARES*                                   |_|

------------- -----------------------------------------------------------------
13.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              70.0%
------------- -----------------------------------------------------------------
14.           TYPE OF REPORTING PERSON

              PN
------------- -----------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 148865-10-8                   13D                       Page 4 of 10

------------- -----------------------------------------------------------------
1.            NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION OF ABOVE PERSON

              Sun Capital Advisors II, L.P.
------------- -----------------------------------------------------------------
2.            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]
                                                                    (b) [   ]
------------- -----------------------------------------------------------------
3.            SEC USE ONLY

------------- -----------------------------------------------------------------
4.            SOURCE OF FUNDS*

------------- -----------------------------------------------------------------
5.            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2(E)                                      |_|

------------- -----------------------------------------------------------------
6.            CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------- -----------------------------------------------------------------
                    7.         SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY     -----------------------------------------------------------
  OWNED BY EACH     8.         SHARED VOTING POWER
 REPORTING PERSON
       WITH                    13,839,912
                    -----------------------------------------------------------
                    9.         SOLE DISPOSITIVE POWER

                    -----------------------------------------------------------
                    10.        SHARED DISPOSITIVE POWER

                               12,394,770
------------- -----------------------------------------------------------------
11.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              13,839,912
------------- -----------------------------------------------------------------
12.           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
              EXCLUDES CERTAIN SHARES*                                   |_|

------------- -----------------------------------------------------------------
13.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              70.0%
------------- -----------------------------------------------------------------
14.           TYPE OF REPORTING PERSON

              PN
------------- -----------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 148865-10-8                   13D                       Page 5 of 10

------------- -----------------------------------------------------------------
1.            NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION OF ABOVE PERSON

              Sun Capital Partners, LLC
------------- -----------------------------------------------------------------
2.            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]
                                                                    (b) [   ]
------------- -----------------------------------------------------------------
3.            SEC USE ONLY

------------- -----------------------------------------------------------------
4.            SOURCE OF FUNDS*

------------- -----------------------------------------------------------------
5.            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2(E)                                      |_|

------------- -----------------------------------------------------------------
6.            CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------- -----------------------------------------------------------------
                    7.         SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY
  OWNED BY EACH     -----------------------------------------------------------
 REPORTING PERSON   8.         SHARED VOTING POWER
       WITH
                               13,839,912
                    -----------------------------------------------------------
                    9.         SOLE DISPOSITIVE POWER

                    -----------------------------------------------------------
                    10.        SHARED DISPOSITIVE POWER

                               12,394,770
------------- -----------------------------------------------------------------
11.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              13,839,912
------------- -----------------------------------------------------------------
12.           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
              EXCLUDES CERTAIN SHARES*                                    |_|

------------- -----------------------------------------------------------------
13.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              70.0%
------------- -----------------------------------------------------------------
14.           TYPE OF REPORTING PERSON

              PN
------------- -----------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 148865-10-8                   13D                       Page 6 of 10

------------- -----------------------------------------------------------------
1.            NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION OF ABOVE PERSON

              Marc J. Leder
------------- -----------------------------------------------------------------
2.            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]
                                                                    (b) [   ]
------------- -----------------------------------------------------------------
3.            SEC USE ONLY

------------- -----------------------------------------------------------------
4.            SOURCE OF FUNDS*

------------- -----------------------------------------------------------------
5.            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(D) OR 2(E)                                      |_|

------------- -----------------------------------------------------------------
6.            CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America
------------- -----------------------------------------------------------------
                    7.         SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY
  OWNED BY EACH     -----------------------------------------------------------
 REPORTING PERSON   8.         SHARED VOTING POWER

                               13,839,912
                    -----------------------------------------------------------
                    9.         SOLE DISPOSITIVE POWER

                    -----------------------------------------------------------
                    10.        SHARED DISPOSITIVE POWER

                               12,394,770
------------- -----------------------------------------------------------------
11.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              13,839,912
------------- -----------------------------------------------------------------
12.           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
              EXCLUDES CERTAIN SHARES*                                    |_|

------------- -----------------------------------------------------------------
13.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              70.0%
------------- -----------------------------------------------------------------
14.           TYPE OF REPORTING PERSON

              IN
------------- -----------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 148865-10-8                   13D                       Page 7 of 10

------------- -----------------------------------------------------------------
1.            NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION OF ABOVE PERSON

              Rodger R. Krouse
------------- -----------------------------------------------------------------
2.            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]
                                                                    (b) [   ]
------------- -----------------------------------------------------------------
3.            SEC USE ONLY

------------- -----------------------------------------------------------------
4.            SOURCE OF FUNDS*

------------- -----------------------------------------------------------------
5.            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(D) OR 2(E)                                      |_|

------------- -----------------------------------------------------------------
6.            CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America
------------- -----------------------------------------------------------------
                    7.         SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY
  OWNED BY EACH     -----------------------------------------------------------
 REPORTING PERSON   8.         SHARED VOTING POWER
       WITH
                               13,839,912
                    -----------------------------------------------------------
                    9.         SOLE DISPOSITIVE POWER

                    -----------------------------------------------------------
                    10.        SHARED DISPOSITIVE POWER

                               12,394,770
------------- -----------------------------------------------------------------
11.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              13,839,912
------------- -----------------------------------------------------------------
12.           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
              EXCLUDES CERTAIN SHARES*                                    |_|

------------- -----------------------------------------------------------------
13.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              70.0%
------------- -----------------------------------------------------------------
14.           TYPE OF REPORTING PERSON

              IN
------------- -----------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 148865-10-8                   13D                       Page 8 of 10

The following constitutes Amendment No. 1 to the Schedule 13D filed on behalf of Sun Catalina Holdings, LLC, a Delaware limited liability company, Sun Capital Partners II, L.P., a Delaware limited partnership, Sun Capital Advisors II, L.P., a Delaware limited partnership, Sun Capital Partners, LLC, a Delaware limited liability company, Marc J. Leder and Rodger R. Krouse with the Securities and Exchange Commission dated August 2, 2001 relating to the common stock, par value $.01 (the "Common Stock"), of Catalina Lighting, Inc., a Florida corporation (the "Company"), with its principal executive offices located at 18191 N.W. 68th Avenue, Miami, Florida 33015. The Schedule 13D, as amended, is collectively referred to as "Schedule 13D." Except as specifically amended by this Amendment No. 1, the Schedule 13D remains in full force and effect.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         Item 5(a) is amended in its entirety to read as follows:

                  (a) Each of the Reporting Persons may be deemed to be the beneficial owner, within the meaning of Rule 13d-3 of the Exchange Act, of 13,839,912 shares of Common Stock, including 3,904,838 shares underlying warrants held by Sun Catalina, which constitutes 70.0% of the shares of Common Stock outstanding. Additionally, pursuant to a shareholders agreement, certain voting agreements and irrevocable proxies issued in connection with such agreements, each of the Reporting Persons may have the right to vote an additional 3,428,865 shares of Common Stock that may be acquired by third parties upon exercise of options or warrants therefor.

         Item 5(b) is amended in its entirety to read as follows:

                  (b) Sun Catalina has the sole power to vote or direct the vote of 13,839,912 shares of Common Stock, and the sole power to dispose or direct the disposition of 12,394,700 shares of Common Stock. Each Reporting Person other than Sun Catalina may be deemed to have shared power to vote or direct the vote of 13,839,912 shares of Common Stock, and shared power to dispose or direct the disposition of 12,394,770 shares of Common Stock.

CUSIP No. 148865-10-8                   13D                       Page 9 of 10


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   SUN CATALINA HOLDINGS, LLC


Date: September 18, 2001           By: /s/ MARC J. LEDER
      ------------------               -----------------------------------
                                       Name:  Marc J. Leder
                                       Title: Co-CEO



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   SUN CAPITAL PARTNERS II, L.P.

                                   BY:  Sun Capital Advisors II, L.P.,
                                          its general partner

                                        BY:  Sun Capital Partners, LLC,
                                             its general partner


Date: September 18, 2001           By: /s/ MARC J. LEDER
      ------------------               -----------------------------------
                                       Name:      Marc J. Leder
                                       Title:     Co-CEO


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       SUN CAPITAL ADVISORS II, L.P.
                                       BY:  Sun Capital Partners, LLC,
                                            its general partner


Date: September 18, 2001           By: /s/ MARC J. LEDER
      ------------------               -----------------------------------
                                       Name:      Marc J. Leder
                                       Title:     Co-CEO

CUSIP No. 148865-10-8                   13D                       Page 10 of 10


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   SUN CAPITAL PARTNERS, LLC


Date: September 18, 2001           By: /s/ MARC J. LEDER
      ------------------               -----------------------------------
                                       Name:      Marc J. Leder
                                       Title:     Co-CEO



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: September 18, 2001               /s/ MARC J. LEDER
      ------------------               -----------------------------------
                                       Marc J. Leder


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: September 18, 2001               /s/ RODGER R. KROUSE
      ------------------               -----------------------------------
                                       Rodger R. Krouse